Exhibit 99.2

                       JOINT PRESS RELEASE
                               of
CalEnergy Company, Inc.                 Falcon Seaboard
Resources, Inc.

                      FOR IMMEDIATE RELEASE

CalEnergy Company, Inc.
David L. Sokol - Chairman and Chief Executive Officer402-341-4500
John G. Sylvia - Senior Vice President, Chief Financial Officer
402-341-4500

Falcon Seaboard Resources, Inc.
David H. Dewhurst - Chairman and Chief Executive Officer713-622-
0055


  CalEnergy Signs Definitive Agreement to Acquire the Ownership
                           Interest in
 Falcon Seaboard's Three Operating Gas-Fired Cogeneration Plants
                    having 520 MW of Capacity

OMAHA, NEBRASKA and HOUSTON, TEXAS, July 8, 1996 --- CalEnergy Company, Inc. ("CalEnergy") (NYSE, PSE and LSE symbol: CE) and Falcon Seaboard Resources, Inc. ("Falcon Seaboard"), a privately held oil and gas, pipeline and independent power producer, announced today that they have executed a definitive agreement for the purchase by CalEnergy of Falcon Seaboard's significant ownership interest in three operating gas-fired cogeneration plants and related natural-gas pipelines, for a cash price of $226,000,000. The plants are located in Texas, Pennsylvania and New York and total 520 MW in capacity. Oil and gas properties, domestic and international power projects under development, as well as a growing energy services business will be retained by the shareholders of Falcon Seaboard. The transaction has received Hart-Scott-Rodino clearance by the Federal Trade Commission and Department of Justice. Closing is anticipated in early August 1996.

"The acquisition of the Falcon Seaboard facilities continues our fuel diversification efforts and brings to us additional low-cost and well-positioned assets for competition in the deregulated domestic electric industry of the future," said David L. Sokol, Chairman and Chief Executive Officer of CalEnergy Company, Inc. "We are also pleased to have Mr. Dewhurst join our Board of Directors and to begin working with him on certain international joint development efforts."

"CalEnergy's acquisition of these facilities is a win for both companies. CalEnergy will be able to maximize the asset value of these facilities as it integrates them into their strategic plan and the new Falcon Seaboard will be able to redeploy the proceeds into our oil and gas and energy services businesses, as well as the development of certain domestic and international projects with CalEnergy," said David H. Dewhurst, Chairman and Chief Executive Officer of Falcon Seaboard. "In our international power development we have been looking for the right strategic fit and we are excited to be involved with CalEnergy."

CalEnergy Company, Inc., a leading independent power producer, is an international developer, owner and operator of environmentally responsible power generation facilities.